EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-150714) of HCA Inc. and into the Registration Statement on Form S-1 (File No. 333-159511 and 333-159511-01 to 333-159511-184) of HCA Inc. and certain of its subsidiaries of our report dated March 3, 2009, except for paragraphs 6 and 31 of Note 1, as to which the date is May 21, 2009, and except for Note 18, as to which the date is August 14, 2009, with respect to the consolidated financial statements of HCA Inc., included in this Form 8-K/A, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
August 14, 2009